Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form F-3 and the related Prospectus of Agnico Eagle Mines Limited (the “Company”) for the registration of 3,000,000 of its common shares and to the incorporation by reference therein of our reports dated March 26, 2013 with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Securities Exchange Commission (the “Commission”) on March 28, 2013, as amended by Amendment No. 1 thereto on Form 20-F/A filed with the Commission on April 2, 2013.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP
Toronto, Canada	Chartered Accountants
August 29, 2013	Licensed Public Accountants